Exhibit 99.1

                FDA Grants BSD Medical IDE Approval to Enhance
                       High-end Cancer Treatment System

    SALT LAKE CITY, Dec. 7 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that the U.S. Food and Drug Administration (FDA) has granted an investigational device exemption (IDE) approval for several enhancements to the BSD-2000 cancer treatment system.
BSD considers these enhancements crucial to the company's strategic marketing plan for future commercial introduction of the BSD-2000 product line. The approval includes software and hardware upgrades as well as modifications that will allow substantial cost reductions in producing the system.
    The phase-3 clinical trials that will be used to seek FDA pre-marketing approval for the BSD-2000 have already been concluded and the documentation and analysis required to prepare for this submission are being pursued as parallel activity. The pre-market submission is planned for next year.
    BSD's object in pursuing FDA pre-market approval for the BSD-2000 is to provide a complementary device to the BSD-500, which has already received FDA approval. The BSD-500 and BSD-2000 systems have been developed by the company to treat different cancer types and sites. The BSD-500 was designed to provide treatment of surface and subsurface tumors. The BSD-2000 was designed to provide treatment of the more difficult-to-treat cancers located deep in the body, such as bladder, uterine, cervix, colon, rectal, advanced prostate and lung cancer.
    BSD Medical Corporation is a leading developer of systems that employ focused microwave/radio frequency energy to treat diseases and other medical conditions, including cancer, by creating precisely elevated temperatures within the diseased site, as required by a number of medical therapies. For more information about BSD Medical Corp., its products and therapies, visit www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements that project future FDA pre-market approval of the BSD-2000, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission. All decisions regarding the pre-marketing approval of the BSD-2000 will be made by the FDA, and the Company can give no assurances as to whether or when the BSD-2000 will receive pre-marketing approval.

SOURCE  BSD Medical Corporation
    -0-                             12/07/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com /
    (BSDM)

CO:  BSD Medical Corporation; U.S. Food and Drug Administration; FDA
ST:  Utah, District of Columbia
IN:  HEA MTC BIO OTC CPR STW
SU: